Employment Contract of Mr Wen Qifeng

Retainer: Dong guan CHDITN Printing co. ltd

Employee: Mr Wen, Qifeng

Job duty:
Manger of production department: in charge of all works under the leading of chairman. Responsible of organizing prodution, equipments, safty check, ect.
Working periods: since July 1st. 2009 to June 30th, 2011

Salary: RMB15000 per month.

Sign date: July 1 2009